UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 29, 2010

Cecil Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	0-24926	52-1883546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

127 North Street, P.O. Box 568, Elkton, Maryland	21922-0568
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(410) 398-1650

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

CECIL BANCORP, INC.

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.  Entry into a Material Definitive Agreement

Effective June 29, 2010, Cecil Bancorp, Inc., a registered bank holding company (the “Company”) and its wholly owned bank subsidiary, Cecil Bank, a state-chartered bank and a member of the Federal Reserve System (the “Bank”) entered into a written agreement with the Federal Reserve Bank of Richmond (the “Reserve Bank”) and the State of Maryland Commissioner of Financial Regulation (the “Commissioner”) (the final written agreement, as executed by the parties, is herein called the “Written Agreement”).

Pursuant to the Agreement, the board of directors of the Company has agreed to utilize its financial and management resources to serve as a source of strength to the Bank.  Under the terms of the Written Agreement, the Bank has agreed to develop and submit for approval written plans to: (1) strengthen board oversight of the management and operations of the Bank; (2) strengthen credit risk management practices; (3) strengthen management of credit concentrations; (4) enhance its lending and credit administration program; (5) provide for the ongoing review and grading of the Bank’s loan portfolio by a qualified independent party; (6) improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $250,000, including other real estate owned, that is (i) 90 days or more past due as of the date of the Written Agreement, (ii) that is on the Bank’s problem loan list, or (iii) that was adversely classified in a report of examination of the Bank; (7) for the use or disposition of real property acquired for Bank premises; (8) provide for the maintenance of an adequate allowance for loan and lease losses; (9) provide for contingent liquidity funding; (10) improve the Bank’s earnings and overall condition.; and (11) address criticisms in the most recent examination report including independent testing for BSA/AML compliance.  The Company and the Bank have further agreed to take necessary steps to ensure compliance with various laws and regulations.

In addition, the Bank has agreed that it will: (1) not extend, renew, or restructure any credit that has been criticized by the Reserve Bank or the Commissioner without prior approval by a majority of the board of directors or a board committee; and (2) eliminate all assets classified as “loss” by the Reserve Bank in its most recent report of examination.

Under the terms of the Written Agreement, both the Company and the Bank have agreed to submit capital plans to maintain sufficient capital at the Company, on a consolidated basis, and at the Bank, on a stand-alone basis, and to refrain from declaring or paying dividends without prior regulatory approval. The Company has agreed that it will not take any other form of payment representing a reduction in the Bank’s capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without prior regulatory approval. The Company may not incur, increase, or guarantee any debt without prior regulatory approval and has agreed not to purchase or redeem any shares of its stock without prior regulatory approval.

The board of directors of the Bank is also required to retain an independent consultant to conduct a review of the effectiveness of the Bank’s corporate governance. The consultant will provide a report to the board of directors, the Reserve Bank, and the Commissioner. Following receipt of the consultant’s report, the board of directors must submit a corporate governance and management plan to the Reserve Bank and the Commissioner that addresses the consultant’s findings and recommendations.

Under the terms of the Written Agreement, the Company and the Bank will appoint a committee to monitor compliance with the Written Agreement. The directors of the Company and the Bank have recognized and agree with the goal of financial soundness represented by the Written Agreement and have confirmed the intent of the directors and executive management to diligently seek to comply with all requirements of the Written Agreement.

The foregoing description of the Written Agreement is a summary and does not purport to be a complete description of all of the terms of the Written Agreement.

Caution About Forward-Looking Statements

This Current Report on Form 8-K (including information included or incorporated by reference herein) may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “project”, “outlook,” ”target” or similar expressions. These statements are based upon the current belief and expectations of the Company’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Item 9.01.  Financial Statements and Exhibits

(a)           The following exhibits are filed with this Current Report on Form 8-K.

Number                      Description

10.l	Written Agreement, effective June 29, 2010, by and among Cecil Bancorp, Inc., Cecil Bank, the Federal Reserve Bank of Richmond and the Maryland Commissioner of Financial Regulation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CECIL BANCORP, INC.
Date: July 2, 2010	By:	/s/ Mary B. Halsey
Mary B. Halsey President and Chief Executive Officer